                                                                    EXHIBIT 23.5

                        CONSENT OF CHARTERED ACCOUNTANTS

The Directors
Circo Craft Co. Inc.

     We hereby consent to the use in the Registration Statement of Viasystems, Inc. on Form S-1 of our report dated February 1, 1996 relating to the consolidated balance sheet of Circo Craft Co. Inc. as at December 31, 1995 and the consolidated statements of earnings, retained earnings and changes in financial position for each of the years in the two-year period ended December 31, 1995 included in the Prospectus, which is part of the Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.

Deloitte & Touche

Chartered Accountants
Montreal, Quebec
June 19, 1997